EXHIBIT 99.2

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

EUROPEAN COMMISSION ACCEPTS

PROPOSAL ON COMMERCIAL PRACTICES

ATLANTA, October 19, 2004 – The European Commission announced that it has reached a wide-ranging agreement with Coca-Cola Enterprises related to commercial practices that have been under investigation since 1999. The agreement is defined by an Undertaking filed with the Commission by The Coca-Cola Company, Coca-Cola Enterprises, and other European Coca-Cola bottlers. The Commission intends publishing this Undertaking under its new antitrust Regulation (EC) No 1/2003. Over the past five years, the Competition Directorate of the European Commission has conducted an investigation into various commercial practices of The Coca-Cola Company and some of its bottlers in Europe, including Coca-Cola Enterprises. Coca-Cola Enterprises, together with The Coca-Cola Company, have been in discussions with the Commission Services to identify and address the commercial practices under review, and submitted draft proposals to address each one. The Commission shared these proposals with retailers and nonalcoholic beverage suppliers, then informed the company that the Undertaking was fully responsive to the matters under investigation. The Undertaking will potentially apply across all of Coca-Cola Enterprises’ territories in Europe.

“This agreement with the Commission gives us an accepted operating framework in our European territories,” said John R. Alm, president and chief executive officer. “We look forward to meeting the growing needs of our customers and consumers as we work within its guidelines.” The commitments relate broadly to exclusivity, percentage-based purchasing commitments, transparency, target rebates, tying, assortment or range commitments and agreements concerning products of other suppliers. In addition to these commitments, the Undertaking will apply to shelf space commitments in agreements with take-home customers, to financing and availability agreements in the on-premise channel and to commercial arrangements concerning the installation and use of technical equipment (i.e., coolers, fountain equipment, and vending machines).

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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